SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A
                                 (Rule 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
               Securities Exchange Act of 1934 (Amendment No.   )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement             [_]  Confidential, For Use of the
[X]  Definitive Proxy Statement                   Commission Only (as permitted
[_]  Definitive Additional Materials              by Rule 14a-6(e)(2))
[_]  Soliciting Material Pursuant to
     Rule 14a-11(c) or Rule 14a-12

                              BLUEGREEN CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.
[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.


________________________________________________________________________________
1)   Title of each class of securities to which transaction applies:


________________________________________________________________________________
2)   Aggregate number of securities to which transaction applies:


________________________________________________________________________________
3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


________________________________________________________________________________
4)   Proposed maximum aggregate value of transaction:


________________________________________________________________________________
5)   Total fee paid:

     [_]  Fee paid previously with preliminary materials:


________________________________________________________________________________

     [_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

          1)   Amount previously paid:

          2)   Form, Schedule or Registration Statement No.:

          3)   Filing Party:

          4)   Date Filed:

                                     [LOGO]
                                   BLUEGREEN

                              4960 Blue Lake Drive
                            Boca Raton, Florida 33431
                     Tel: (561) 912-8000 Fax: (561) 912-8100

                                                                   June 28, 1999

To our Shareholders:

     You are cordially invited to attend the Annual Meeting of Shareholders of Bluegreen Corporation (the "Company") which will be held at the Hotel Inter-Continental New York at 111 East 48th Street (between Park Avenue and Lexington Avenue), New York, New York, on Wednesday, July 28, 1999, at 10:00 a.m., local time.

     The accompanying Notice of the Annual Meeting and Proxy Statement describe the formal business to be transacted at the meeting and contain certain information about the Company and its officers and Directors. Following the meeting we will also report on the operations of the Company. Directors and executive officers of the Company will be present to respond to any questions that you may have.

     Please sign, date and return the enclosed proxy card promptly. If you attend the meeting, and we sincerely hope you will, you may vote in person even if you have previously mailed a proxy card.

     Thank you for your attention and continued interest in our Company. We look forward to seeing you at the meeting.

Very truly yours,

/s/ George F. Donovan

George F. Donovan
President and Chief Executive Officer

                              BLUEGREEN CORPORATION
                              4960 Blue Lake Drive
                            Boca Raton, Florida 33431

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON JULY 28, 1999


     The Annual Meeting of the Shareholders of Bluegreen Corporation will be held at the Hotel Inter-Continental New York at 111 East 48th Street (between Park Avenue and Lexington Avenue), New York, New York, on Wednesday, July 28, 1999, at 10:00 a.m., local time, to consider and act on the following matters:

     (1)  To elect three Directors;

     (2) To ratify the appointment of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending April 2, 2000; and

     (3) To transact such other business as may properly come before the meeting or any adjournments thereof.

     The close of business on June 11, 1999, has been fixed as the record date for determining the shareholders entitled to notice of, and to vote at, the annual meeting.

     THE PRESENCE OF A QUORUM IS IMPORTANT. THEREFORE, YOU ARE URGED TO SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD PROMPTLY BY MAIL WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. THIS WILL NOT PREVENT YOU FROM VOTING IN PERSON, BUT WILL ENSURE THAT YOUR VOTE IS COUNTED IF YOU ARE UNABLE TO ATTEND THE MEETING.

By order of the Board of Directors,

/s/ Patrick E. Rondeau

Patrick E. Rondeau
Clerk
June 28, 1999

                              BLUEGREEN CORPORATION
                              4960 Blue Lake Drive
                            Boca Raton, Florida 33431
                                 (561) 912-8000

                          ----------------------------

                         Annual Meeting of Shareholders

                                  July 28, 1999

                          ----------------------------

                                 PROXY STATEMENT
                          ----------------------------

Information Concerning Solicitation

     This Proxy Statement is furnished to the holders of common stock, par value $.01 (the "Common Stock") of Bluegreen Corporation (the "Company") in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting of Shareholders (the "Annual Meeting") to be held at the Hotel Inter-Continental New York at 111 East 48th Street (between Park Avenue and Lexington Avenue), New York, New York, on Wednesday, July 28, 1999, at 10:00 a.m., local time, and at any adjournment or postponement thereof. If the enclosed proxy is signed and returned and is not revoked, it will be voted at the Annual Meeting in accordance with the instructions of the shareholder(s) who execute it. If no instructions are given, the proxy will be voted FOR the election of the nominees for Director and FOR the other proposals set forth in the Notice of Annual Meeting described herein. The proxy of any shareholder may be revoked by such shareholder in writing addressed to Patrick E. Rondeau, the Clerk of the Company, at the above address or in person at any time before it is voted. Submission of a later dated proxy will revoke an earlier dated proxy.

     All costs of solicitation will be borne by the Company. The solicitation is to be principally conducted by mail and may be supplemented by telephone and personal contacts by Directors, executive officers and regular employees of the Company, without additional remuneration. Arrangements will be made with brokerage houses, banks and custodians, nominees and other fiduciaries to forward solicitation materials to the beneficial owners of shares held of record. The Company will reimburse such persons for their reasonable out-of-pocket expenses incurred in connection with the distribution of proxy materials.

     It is anticipated that this Proxy Statement and the enclosed proxy, together with the Company's annual report to shareholders, will first be mailed to shareholders on or about June 28, 1999.

Outstanding Voting Securities

     The Board of Directors has fixed the close of business on June 11, 1999 (the "Record Date") as the date for determining the shareholders entitled to receive notice of, and to vote at, the Annual Meeting. The number of shares of Common Stock outstanding and entitled to vote on that date was 23,301,277, with each share being entitled to one vote. A majority of the issued and outstanding shares as of the Record Date will constitute a quorum for the transaction of business at the Annual Meeting.

     The affirmative vote of the holders of a plurality of the votes cast at the Annual Meeting is required for the election of Directors. Approval of other matters that are before the meeting will require the affirmative vote of holders of a majority of the Common Stock present or represented at the Annual Meeting.

     Each holder of record of the Common Stock on the Record Date is entitled to cast one vote per share in person or by proxy at the Annual Meeting. Shares as to which a nominee (such as a broker holding shares in street name for a beneficial owner) has no voting authority in respect of matters before the Annual Meeting will be deemed represented for quorum purposes but will not be deemed to be voting on such matters and, therefore, will not be counted as negative votes as to such matters. The affirmative vote of a majority of the shares of Common Stock represented in person or by properly executed proxies is required to approve the proposals. Votes will be tabulated by the Company's transfer agent subject to the supervision of persons designated by the Board of Directors as inspectors.

Shareholder Proposals for Next Annual Meeting

     Proposals of shareholders of the Company intended to be presented at the 2000 Annual Meeting of Shareholders must be received by the Company not later than February 29, 2000, to be included in the Company's proxy materials relating to the 2000 Annual Meeting and on or before May 14, 2000 for matters to be considered timely such that, pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Company may not exercise its discretionary authority to vote on such matters at that meeting. Any such proposals should be sent to the Company at its principal office addressed to Patrick E. Rondeau, Clerk of the Company. Other requirements for inclusion are set forth under Rule 14a-8 under the Exchange Act.

Proposal 1 - Election of Nominees for Director

     There are currently nine members of the Board of Directors. The By-Laws of the Company provide that the Directors are classified, with respect to the time for which they hold office, into three classes, as nearly as equal in number as possible, with terms expiring at the 1999, 2000 and 2001 annual meetings of the stockholders (see "Amended and Restated By-Laws" below). At each annual meeting, the successors to the class of Directors whose term expires at that meeting shall be elected to hold office for a term continuing until the annual meeting held in the third year following the year of their elections. At this Meeting, the Board has fixed the number of Directors for the ensuing year at nine and has nominated Joseph C. Abeles, Ralph A. Foote and Joseph M. Zuber for election in the class, the term of which expires at the annual meeting in 2002. John A. Henry, IV, whose term expires at the Meeting, will not seek re-election to the Board.

     The Purchase Agreement (as more fully described below under "Certain Relationships and Other Transactions") between the Company and certain real estate funds affiliated with Morgan Stanley Dean Witter and Co., Inc. (the "Funds") requires that as long as the Funds or their Permitted Transferees (as defined in the Purchase Agreement) own at least 70% of the aggregate number of shares of Common Stock theretofore actually issued to the Funds (or their Permitted Transferees) under the Purchase Agreement (the "Required Interest"), the Funds will have the right to designate two directors on the management slate of nominees to the Company's Board of Directors (the "Funds' Designees"). If the Funds (and their Permitted Transferees) own less than the Required Interest but own, in the aggregate, at least 50% of the aggregate number shares of Common Stock theretofore actually issued to the Funds (or their Permitted Transferees) under the Purchase Agreement (the "Minimum Interest"), the Funds will have the right to designate one director on the management slate of nominees to the Company's Board of Directors. The Funds' Designees have the right to serve on any standing committee of the Board to the extent their participation on such committee would not exceed their proportionate representation of the full Board. Michael J. Franco, whose term expires at the 2001 Annual Meeting, and Mr. Henry, whose term expires at the 1999 Annual Meeting, currently serve on the Board of Directors as the Funds' Designees. Mr. Zuber, a nominee for Director at the 1999 Annual Meeting, is the Funds' Designee to replace Mr. Henry, who is not seeking re-election.

     The Funds have agreed to vote, and to cause any Permitted Transferees to vote, all of their shares of Common Stock for the election of the management slate of nominees (other than the Funds' Designees) to the Company's Board of Directors for so long as the Funds (and their Permitted Transferees) own, in the aggregate, at least the Minimum Interest and the Funds' Designees are serving on the Company's Board of Directors.

     Unless contrary instructions are received, the enclosed proxy will be voted for the election of the three nominees listed herein. Messrs. Abeles and Foote are currently serving as Directors of the Company, and were elected by the shareholders at the 1998 Annual Meeting. Messrs. Abeles, Foote and Zuber have consented to serve, if elected, for the term described herein. Although the Board of Directors does not contemplate that any nominee will be unavailable for election, in the event that vacancies occur unexpectedly, the enclosed proxy, unless authority has been withheld as to such nominee, will be voted for such substituted nominees, if any, as may be designated by the Board. If elected, the nominees listed below will serve until the 2002 Annual Meeting (or special meeting in lieu thereof) and until their successors are duly elected and qualified.

     The principal occupations and business experience of the nominees for Director and each Director whose term will continue following the meeting for the preceding five years along with any directorships of other publicly-owned or registered investment companies are as follows:

Nominees for Election for a Term of Three Years Expiring at the 2002 Annual Meeting

     Joseph C. Abeles, a private investor, has been a Director of the Company since 1987. Mr. Abeles has been a Director of Intermagnetics General Corporation since 1986. He has also served as a Director of Igene Biotechnology, Inc. and Ultralife Batteries, Inc. since 1991.

     Ralph A. Foote has been a Director of the Company since 1987. Since 1955 he has been a senior partner of Conley & Foote, a Middlebury, Vermont law firm which serves as legal counsel to the Company with respect to various matters. Mr. Foote has been a Director of the Cooperative Insurance Companies since 1965.

     Joseph M. Zuber has been a Vice President of Morgan Stanley Dean Witter and Co., Inc. ("Morgan Stanley") since December 1998. From July 1996 to December 1998, Mr. Zuber was a Senior Associate with Morgan Stanley and was responsible for the principal investing activities of the Morgan Stanley Real Estate Funds. Prior to July 1996, Mr. Zuber was an Associate with Merrill Lynch.

Directors Whose Term Expires at the 2000 Annual Meeting

     Frederick M. Myers has been a Director of the Company since 1990 and has served as Chairman of the Board since 1997. Since 1964 he has been a senior partner of Cain, Hibbard, Myers & Cook, a Pittsfield, Massachusetts law firm which serves as legal counsel to the Company with respect to various matters.

     J. Larry Rutherford was elected to the Board of Directors in April 1997. Since 1990, he has been President and Chief Executive Officer of Atlantic Gulf Communities, a publicly traded real estate development company. In 1992, Mr. Rutherford was named as a defendant in a three-count Information filed by the State Attorney for Broward County, Florida. The charges in the Information, which include a charge of vehicular homicide, relate to an April 1991 traffic accident in which a passenger was killed. Following review of the circumstances surrounding this accident and the charges, the Board determined that the pendency of this proceeding likely will not adversely affect Mr. Rutherford's ability to perform his duties as a Director of the Company.

     Stuart A. Shikiar has been a Director since 1994. Mr. Shikiar is an investment advisor and has served as President of Shikiar Asset Management, Inc. since November 1994. From 1993 to 1994, Mr. Shikiar was a general partner of Omega Advisors, a private investment partnership. From 1985 to 1993, Mr. Shikiar served as a Managing Director for Prudential Securities Investment Management, Inc. Mr. Shikiar has been a Director of Intermagnetics General Corporation since 1995.

Directors Whose Term Expires at the 2001 Annual Meeting

     George F. Donovan joined the Company as a Director in 1991 and was appointed President and Chief Operating Officer in October 1993. He became Chief Executive Officer in December 1993. Mr. Donovan has served as an officer of a number of other recreational real estate corporations, including Leisure
Management International, of which he was President from 1991 to 1993, and Fairfield Communities, Inc., of which he was President from April 1979 to December 1985.

     Michael J. Franco has been a Director of the Company since August 1998. Since December 1997, Mr. Franco has been the Vice President and Director of U.S. Acquisitions for the Morgan Stanley Real Estate Funds. Mr. Franco was an Associate with Morgan Stanley from July 1990 to December 1997.

     Bradford T. Whitmore has been a Director of the Company since 1990. Mr. Whitmore has been a general partner of Grace Brothers, Ltd., an investment partnership and securities broker-dealer, since 1986. He has been a trustee of Aerospace Creditors Liquidating Trust since 1993.

     The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of May 1, 1999, by (a) each Director,
(b) each nominee for Director, (c) each of the executive officers listed in the Summary Compensation Table below, (d) all current Directors and executive officers as a group and (e) all persons known to be the beneficial owners of more than five percent of the Company's outstanding Common Stock. A nominal amount of Common Stock held by certain executive officers under the Company's 401(k) profit sharing plan has been excluded from the table. Unless otherwise noted, each stockholder has sole voting and investment power with respect to the shares of Common Stock listed.


                                                                               Shares of Common
                                                                                     Stock
                                                                                 Issuable Upon
                                                                   Options        Conversion                           Percent
                                                    Common       Exercisable    Of Debentures       Total Shares      Of Shares
      Name                              Age         Stock      Within 60 Days     and Notes(1)    Beneficially Owned  Outstanding(2)
      ----                              ---         -----      --------------     ------------    ------------------  --------------
Joseph C. Abeles (3)                    84         443,601          15,250         442,066            900,917           3.8%
John F. Chiste                          43              --          11,872              --             11,872             *
George F. Donovan                       60         102,074         355,095              --            457,169           1.9%
Ralph A. Foote                          76          13,832         112,185              --            126,017             *
Michael J. Franco                       30              --              --              --                 --            --
L. Nicolas Gray                         52              --          24,150              --             24,150             *
John A. Henry IV                        33              --              --              --                 --            --
Daniel C. Koscher                       41           1,218         128,514              --            129,732             *
Frederick M. Myers (4)                  76          34,398         106,223              --            140,621             *
Patrick E. Rondeau                      52          11,339         111,010              --            122,349             *
J. Larry Rutherford                     53              --           5,000              --              5,000             *
Stuart A. Shikiar (5)                   52         506,456          47,288         139,491            693,235           2.9%
Bradford T. Whitmore (6)                41         758,146         100,261              --            858,407           3.7%
Joseph M. Zuber                         36              --              --              --                 --            --

All Directors and named
  executive officers as a
  group (17 persons)                    --       1,879,884       1,074,685         581,557          3,536,126          14.2%

Morgan Stanley Dean
  Witter & Co, Inc.
  1221 Avenue of the Americas
  New York, N 10020(7)(8)               --       4,117,648              --              --          4,117,648          17.6%

Grace Brothers, Ltd.
  1560 Sherman Avenue
  Suite 900
  Evanston, IL 60201 (8)                --       1,676,826              --       1,782,184          3,459,010          13.8%

----------
*    Less than 1%.

(1) The conversion prices of $8.24 per share and $3.92 per share (the conversion prices on May 1, 1999) are used to determine the shares of Common Stock into which the Company's 8.25% convertible subordinated debentures due 2012 (the "Debentures") and the Company's 8.00% convertible subordinated notes payable due 2002 (the "Convertible Notes") are convertible, respectively.

(2) The denominator used to calculate the percent of shares outstanding includes shares issuable upon conversion of any Debentures and Notes held by the applicable stockholder or group and upon exercise of any options that are exercisable within 60 days and held by the applicable stockholder or group, plus 23,332,838 shares outstanding on May 1, 1999.

(3) Includes 11,574 shares of Common Stock and 36,407 shares issuable upon the conversion of $300,000 aggregate principal amount of Debentures held by Mr. Abeles' wife and 50,000 shares of Common Stock and 16,019 shares issuable upon the conversion of $132,000 aggregate principal amount of Debentures held by family trusts for which he disclaims beneficial ownership.

(4) Includes 34,398 shares of Common Stock held by Mr. Myers' wife for which he disclaims beneficial ownership.

(5) Includes 3,034 shares of Common Stock issuable upon the conversion of $25,000 aggregate principal amount of Debentures held by a family trust for which Mr. Shikiar disclaims beneficial ownership. Also includes 319,980 shares of Common Stock and 74,515 shares issuable upon the conversion of $614,000 aggregate principal amount of Debentures over which Mr. Shikiar exercises voting and investment power.

(6) Mr. Whitmore is a general partner of Grace Brothers, Ltd. Mr. Whitmore exercises shared voting and investment power with respect to shares held by Grace Brothers, Ltd. and disclaims beneficial ownership of such shares except to the extent of his proportionate interest therein.

(7) Reflects the aggregate investment by the following affiliates of Morgan Stanley Dean Witter & Co., Inc., Morgan Stanley Real Estate Fund ("MSREF") III, L.P., Morgan Stanley Real Estate Investors III, L.P., MSP Real Estate Fund, L.P. and MSREF III Special Fund, L.P.

(8) Based on the most recent (as of May 1, 1999) Form 13G or 13D (as applicable) filed with the Securities and Exchange Commission.

Board of Directors and its Committees

     The Board of Directors of the Company held eleven meetings during the fiscal year ended March 28, 1999. Each Director attended at least 75% of the meetings of the Board of Directors and meetings of the Committees of the Board on which he served during that portion of fiscal 1999 which he served as a Director.

     Directors of the Company who are employees of the Company do not receive fees or retainers for serving as Directors. For fiscal 1999, each employee Director received an annual retainer of $17,500, an $800 fee for each Board meeting attended and reimbursement of reasonable out-of-pocket travel expenses to attend Board of Director meetings. The Chairman of the Board also receives an additional annual fee of $15,000. In addition, the Company's non-employee Directors are entitled to receive a stock option covering 15,000 shares of Common Stock under the Company's 1998 Non-Employee Directors Stock Option Plan on the first business day after the first trading day after each annual meeting of the Company's shareholders or any special meeting held in lieu thereof. The exercise price is equal to the closing market price of the Company's Common Stock on the New York Stock Exchange on the date of grant.

Audit Committee

     The Audit Committee, which met twice during fiscal 1999, consists of Messrs. Foote, Myers and Whitmore. Mr. Whitmore will serve on the Audit Committee until the July 28, 1999 meeting, after which time the Board of Directors will appoint a replacement. The Committee's responsibilities include:
(a) recommending to the full board the selection of the Company's independent auditors, (b) discussing the arrangements for the proposed scope and the results of the annual audit with management and the independent auditors, (c) reviewing the scope of non-audit professional services provided by the independent auditors, (d) obtaining from both management and the independent auditors their observations on the Company's system of internal accounting controls and (e) reviewing the overall activities and recommendations of the Company's internal auditors.

Nominating Committee

     The Nominating Committee, which met once during fiscal 1999, consists of Messrs. Abeles, Donovan, Rutherford and Shikiar. The Committee is responsible for the selection of potential candidates for membership on the Board of Directors and the periodic review of compensation of Directors. The committee will consider nominees recommended by shareholders. Recommendations should be submitted in writing to: Nominating Committee, Bluegreen Corporation, 4960 Blue Lake Drive, Boca Raton, Florida 33431.

Compensation Committee

     The  Compensation   Committee  met  four  times  during  fiscal  1999.  The
Committee: (a) monitors compensation arrangements for management employees for consistency with corporate objectives and shareholders' interests, (b) approves incentive distributions and grants of stock options to officers, employees and independent contractors of the Company and its subsidiaries and (c) advises management on matters pertaining to management development and corporate
organizational   planning.

Compensation Committee Interlocks and Insider Participation

     During fiscal 1999, Messrs. Abeles, Foote, Shikiar and Whitmore served as members of the Compensation Committee of the Board of Directors. Mr. Whitmore is a general partner of Grace Brothers, Ltd., an investment partnership and broker-dealer. In September, 1997, the Company borrowed an aggregate $6,000,000 from Mr. Abeles and Grace Brothers, Ltd. pursuant to a Note Purchase Agreement, which amount was used to fund a portion of the purchase price in connection with the Company's acquisition of Resort Development International Group, Inc. and Resort Title Agency, Inc. (collectively, "RDI"). Pursuant to the Note Agreement, the Company executed 8% convertible notes in the aggregate principal amount of $6,000,000 (the "Convertible Notes"). The Convertible Notes have a maturity date of September 11, 2002, and the outstanding balances of the Convertible Notes are convertible into the Company's Common Stock. The Convertible Notes bear interest at 8%. In December 1997, Mr. Shikiar acquired $200,000 of Convertible Notes from Mr. Abeles in a private transaction. The Convertible Notes are subordinated to the Company's 10 1/2% Senior Secured notes due 2008, (the "Senior Notes") in the aggregate principal amount of $110 million, to the same extent the Debentures are subordinated to the Senior Notes; the Convertible Notes are not contractually subordinated to any other indebtedness of the Company.

Compensation Committee Report on Executive Compensation

General

     The Compensation Committee of the Board of Directors is composed of four outside (i.e., non-management) Directors of the Company and, as indicated above, the Compensation Committee's duties include reviewing and making recommendations to the Board generally with respect to the compensation of the Company's executive officers. The Board of Directors reviews these recommendations and approves all executive compensation action.

Compensation Principles

     The  Company's  executive   compensation   program  is  designed  to  align
compensation with the Company's business strategy, values and management initiatives. The program:

o Integrates compensation programs with the Company's annual and long-term strategic planning and measurement processes.

o Reinforces strategic performance objectives through the use of incentive compensation programs.

o Rewards executives for long-term strategic management and the enhancement of shareholder value by delivering appropriate ownership interest in the Company.

o Seeks to attract and retain quality talent, which is critical to both the short-term and long-term success of the Company.

     In March, 1998, the Company entered into employment agreements with each of its senior executive officers. See "Employment Agreements" below for further details.

     The three components of the Company's compensation program for executive officers are (i) base compensation, (ii) annual bonus plan and (iii) incentive stock options.

Base Compensation

     The Committee has evaluated and determined appropriate ranges of pay for all categories of management to facilitate a Company-wide systematic salary structure with appropriate internal alignment. In determining appropriate pay ranges, the Committee annually examines market compensation levels for executives who are currently employed in similar positions in public companies with comparable revenues, net income and market capitalization. This market information is used as a frame of reference for annual salary adjustments and starting salaries. The Compensation Committee determined to grant salary increases ranging from 0% to 9.4% for the executive officers named in the "Summary Compensation Table" during fiscal 1999. This decision reflects the Committee's recognition of the executive officers' contributions to the Company's performance during fiscal 1999 as well as the Committee's assessment that the executive officers' base salaries after the current year increases, if applicable, were comparable to companies involved in similar operations and of similar size.

Annual Bonus Plan

     The objectives of the annual bonus plan are to motivate and reward the accomplishment of corporate annual objectives, reinforce strong performance with differentiation in individual awards based on contributions to business results and provide a fully competitive compensation package with the objective of attracting, rewarding and retaining individuals of the highest quality. As a pay-for-performance plan, year-end cash bonus awards are paid upon the achievement of performance goals established for the fiscal year. Participants are measured on two performance components: (1) corporate financial performance (specific measurements are defined each year and threshold, target and maximum performance levels are established to reflect the Company's objectives) and/or
(2) key individual performance which contributes to critical results for the management position. A weighting is established for each component taking into account the relative importance of each based on each executive officer's position. Appropriate performance objectives are established by the Compensation Committee for each fiscal year in support of the Company's strategic plan.

Incentive Stock Options

     Stock options align the interests of employees and shareholders by providing value to the employee when the stock price increases. All options are granted at an exercise price of at least 100% of the fair market value of the Common Stock on the date of grant except incentive options issued to employees who own more than 10% of the Company's Common Stock, in which case the option price may not be less than 110% of the market value of the Common Stock on the date of grant. Incentive stock options were granted to the five named executive officers during fiscal 1999. See "Option Grants in Last Fiscal Year".

     Section 162(m) of the Interval Revenue Code of 1986, as amended (the "Code"), limits an employer's income tax deduction for compensation paid to certain key executives of a public company to $1,000,000 per executive per year. The Company has no executives whose salaries currently approach this level and, accordingly, has not addressed what approach it will take with respect to section 162(m), except to the extent the 1995 Stock Incentive Plan contains standard limits and provisions on awards which are extended to enable such awards to be exempt from the section 162(m) deduction limits.

Compensation of Chief Executive Officer

     During 1999, the base salary of Mr. George F. Donovan, President and Chief Executive Officer, was increased approximately 7% to $375,000. As detailed below in the "Summary Compensation Table", Mr. Donovan was awarded an annual bonus of $300,000 and stock options entitling him to purchase 256,793 shares of the Company's Common Stock, vesting over a five year period for fiscal 1999. Additionally, the Company has purchased term life insurance for Mr. Donovan's benefit, at a premium cost during 1999 of $56,808. This compares to the award of an annual bonus of $200,000 and stock options entitling him to purchase 146,775 shares of the Company's Common Stock vesting over a five year period for 1998. The increase in Mr. Donovan's annual bonus and option awards was due to certain pre-determined strategic goals and financial performance objectives being successfully accomplished during fiscal 1999. The Committee concluded that Mr. Donovan's total 1999 compensation is competitive and aligned in the mid-range of total compensation for other chief executives of publicly held companies in similar businesses and of similar size. Furthermore, the Committee believes that total 1999 compensation reflects its confidence in Mr. Donovan's ability to lead the Company to execute the Company's strategic plans, including the continued development and expansion of the Resorts Division. The Committee's knowledge of Mr. Donovan's successful background, including his service as the chief executive officer of another publicly-held real estate company, together with its observations of Mr. Donovan's performance during his tenure with the Company, served equally to assure the Committee of his ability to lead the Company as its chief executive.

                                            Compensation Committee

                                            Joseph C. Abeles
                                            Ralph A. Foote
                                            Stuart A. Shikiar
                                            Bradford T. Whitmore
Executive Compensation

Summary Compensation Table

     The following table sets forth compensation for the past three fiscal years for the Company's Chief Executive Officer and the other four most highly compensated executive officers (the "Named Executive Officers").

                                                                                                 Long-Term
                                                                                               Compensation
                                                            Annual Compensation                    Awards
                                                            -------------------                    ------

                                                                                                  Securities         All Other
                                                   Fiscal        Salary           Bonus           Underlying       Compensation
      Name and Principal Position                   Year           ($)            ($)(1)         Options (#)(2)       ($)(3)
      ---------------------------                  ------        ------           -----          --------------    ------------
George F. Donovan                                   1999         $375,000         $300,000          256,793         $ 84,704
  President and Chief  Executive                    1998         $350,000         $200,000          146,775         $ 60,772
Officer                                             1997         $300,000         $ 86,000           30,000         $ 59,183

Patrick E. Rondeau                                  1999         $175,000         $110,000          101,778         $ 18,197
  Senior Vice President, Director                   1998         $175,000         $100,000           59,362         $ 20,431
  of Corporate Legal Affairs and Clerk              1997         $160,000         $ 38,000           15,000         $ 17,666

Daniel C. Koscher                                   1999         $175,000         $175,000          153,449         $  9,293
  Senior Vice President, Land Division              1998         $175,000         $100,000           73,500         $ 13,973
                                                    1997         $150,000         $ 38,000           15,000         $  8,369

L. Nicolas Gray                                     1999         $175,000         $140,000          153,449         $ 22,250
  Senior Vice President, Resorts                    1998         $160,000         $115,000           73,500         $ 22,920
Division                                            1997         $130,000         $ 38,000           15,750         $ 20,582

John F. Chiste (4)                                  1999         $175,000         $125,000          101,778         $  8,234
  Senior Vice President,                            1998         $113,846         $ 75,000           59,362         $     --
  Treasurer and Chief Financial Officer             1997         $     --         $     --               --         $     --

----------
(1) Amounts represent bonuses earned for each fiscal year and paid during the subsequent fiscal year.

(2) Figures represent incentive or nonqualified stock options, as applicable, granted under the Company's 1995 Stock Incentive Plan.

(3)  Other  compensation  for 1999  consists of  contributions  to the Company's
     Section 401(k) Retirement Savings Plan for the benefit of each Named Executive Officer (Mr. Donovan - $3,415; Mr. Rondeau - $3,299; Mr. Koscher
     - $3,299; Mr. Gray - $3,291 and Mr. Chiste - $1,278), dollar amounts of premiums paid on life insurance policies for the benefit of the Named Executive Officer (Mr. Donovan - $56,808; Mr. Rondeau - $14,898; Mr.
     Koscher - $5,994; Mr. Gray - $18,959 and Mr. Chiste - $6,956) and forgiveness of debt to the Company (Mr. Donovan - $24,481)

(4) Mr. Chiste became the Company's Treasurer and Chief Financial Officer on July 1, 1997.

Option Grants in Last Fiscal Year

     The following table sets forth certain information concerning stock options granted to the Named Executive Officers during fiscal 1999.

                                                                                         Potential Realizable Value
                           Number of      Percent of                                    at Assumed Annual Rates of
                           Securities   Total Options                                   Stock Price Appreciation for
                           Underlying     Granted to       Exercise                            Option Term (2)
                            Options        Employees        Price       Expiration      ----------------------------
                         Granted(#)(1)   in Fiscal Year  ($ Per Share)     Date               5%              10%
                         -------------   --------------  -------------     ----               --              ---
George F. Donovan           256,793          21%             $9.50        7/28/08        $1,534,467        $3,888,616
Patrick E. Rondeau          101,778           8%             $9.50        7/28/08          $608,174        $1,541,224
Daniel C. Koscher           153,449          12%             $9.50        7/28/08          $916,934        $2,323,678
L. Nicolas Gray             153,449          12%             $9.50        7/28/08          $916,934        $2,323,678
John F. Chiste              101,778           8%             $9.50        7/28/08          $608,174        $1,541,224

(1)  These  options  become  exercisable  in  five  equal  annual   installments
     commencing one year from the respective dates of grant.

(2) As required by the rules promulgated by the Securities and Exchange Commission, potential realizable values are based on the prescribed assumption that the Company's Common Stock will appreciate in value from the date of grant to the end of the option term at rates (compounded annually) of 5% and 10%, respectively, and therefore are not intended to forecast possible future appreciation, if any, in the price of the Company's Common Stock.

Option Exercises in Last Fiscal Year and Fiscal Year End Option Values

     The following table sets forth information regarding the number of shares acquired and value realized upon the exercise of stock options during fiscal 1999 and the number and unrealized value of unexercised options, adjusted to give effect to Common Stock dividends, and held by the Named Executive Officers as of March 28, 1999. Unrealized values are computed by multiplying the number of shares by the amount by which the closing market price of the Company's Common Stock on the New York Stock Exchange as of March 26, 1999, exceeds the exercise price.

                                                                 Number of
                                                           Securities Underlying
                                                                Unexercised           Value of Unexercised
                                                                 Options at           In-the-Money Options
                                                                 Year End (#)         at Fiscal Year End ($)
                                                              -------------------     ----------------------
                          Shares Acquired       Value         Exerciseable (E) vs.      Exerciseable (E) vs.
      Name                On Exercise (#)    Realized ($)      Unexerciseable (U)       Unexerciseable (U)
      ----                ---------------    ------------      ------------------       ------------------
George F. Donovan             17,887          $140,502           355,095      E          $705,117      E
                                                                 426,443      U          $275,297      U

Patrick E. Rondeau               --                --            108,010      E          $318,027      E
                                                                 175,383      U          $118,733      U

Daniel C. Koscher                --                --            125,514      E          $367,632      E
                                                                 238,364      U          $127,216      U

L. Nicolas Gray                  --                --             24,150      E           $31,967      E
                                                                 218,549      U           $93,062      U

John F. Chiste                   --                --             11,872      E           $21,654      E
                                                                 149,268      U           $86,617      U

Employment Agreements

     In March 1998, the Company entered into employment agreements with each of George F. Donovan, John F. Chiste, L. Nicolas Gray, Daniel C. Koscher and
Patrick E. Rondeau. Each employment agreement is for a three year period (six years in the case of Mr. Donovan) (subject to extension) and provides that the employee will receive a base salary ($375,000 for Mr. Donovan and $175,000 for each of Messrs. Chiste, Gray, Koscher and Rondeau) and certain other benefits and will be eligible to receive a cash bonus as determined by the Board of Directors. Under the employment agreements, if the Company terminates any employee without cause, the Company will pay the employee his base salary for the 12 months (24 months in the case of Mr. Donovan) following such termination (which shall be reduced by the amount of any compensation the employee receives from subsequent employment during such period). A termination of the employee without cause shall be deemed to occur upon, among other things, a significant decrease of the employee's position, duties or responsibilities, the failure by the Company to obtain the assumption of the employment agreement by any successor to the Company's business, or the sale of all or substantially all of the business or assets of the Company or the Company's liquidation. Upon any termination by the Company for cause (as defined in the employment agreements) or by the employee, the employee shall be entitled only to amounts then due to him. In the event the employee is disabled, the employee's employment shall be terminated and the employee shall be entitled to receive his base salary for 12 months (24 months in the case of Mr. Donovan) following such termination. Pursuant to his employment agreement, each employee agrees, for 12 months (24 months in the case of Mr. Donovan) following his termination, not to compete with the Company, disclose confidential information about the Company, or solicit the Company's current or former employees. In addition, Mr. Donovan's employment agreement provides that $130,000 of indebtedness owing by Mr. Donovan to the Company will be forgiven on a pro rata basis (20% per year) over the five year period commencing on April 1, 1998.

Performance Graph

     The following graph assumes an investment of $100 on March 28, 1994 and thereafter compares the yearly percentage change in cumulative total return to shareholders of the Company with an industry peer group (consisting of Atlantic Gulf Communities, Avatar Holdings, Fairfield Communities, ILX Resorts, Sunterra Corporation, Silverleaf Resorts and Vistana, Inc.) and a broad market index (the S&P 500). The graph shows performance on a total return (dividend reinvestment) basis. The graph lines connect fiscal year-end dates and do not reflect fluctuations between those dates.


  [THE FOLLOWING TABLE WAS REPRESENTED AS A LINE GRAPH IN THE PRINTED MATERIAL.]

5 YEAR CUMULATIVE TOTAL RETURN SUMMARY
================================================================================

                      STARTING
                       BASIS
DESCRIPTION             1994      1995      1996      1997      1998      1999
---------------------  -------   -------   -------   -------   -------   -------

BLUEGREEN CORP ($)     $100.00   $105.27   $139.21   $ 98.26   $282.51   $159.68

S&P 500 ($)            $100.00   $115.57   $152.67   $182.93   $270.74   $320.71

PEER GROUP ONLY ($)    $100.00   $100.33   $107.23   $119.68   $190.65   $ 89.04

NOTE: Data complete through last fiscal year.

NOTE: Corporate Performance Graph with peer group uses peer group only performance (excludes your company).

NOTE: Peer group indices use beginning of period market capitalization weighting.

     The Compensation Committee Report on Executive Compensation and the Performance Graph above shall not be deemed "soliciting material" or incorporated by reference into any of the Company's filings with the Securities and Exchange Commission by implication or by any reference in any such filing to this Proxy Statement.

Certain Relationships and Other Transactions

     In connection  with George F. Donovan's  appointment as the Company's Chief
Executive Officer and his relocation, on November 15, 1993, the Board of Directors authorized a $130,000 loan which accrued interest at the prime lending rate through June 1, 1996. The loan has been interest-free from June 2, 1996 to date. The Board also approved the payment of $28,000 to Mr. Donovan's current residential community for an equity membership. The equity membership is fully refundable by the residential community in the event Mr. Donovan's home is sold. Mr. Donovan's March 1998 employment agreement provides that the $130,000 loan will be forgiven on a pro rata basis (20% per year) over a five-year period commencing April 1, 1998.

     On September 11, 1997, the Company borrowed an aggregate of $6,000,000 from Joseph C. Abeles, a Director of the Company, and Grace Brothers, Ltd., an entity with a 13.8% beneficial ownership interest in the Company and an affiliate of Bradford T. Whitmore, a Director of the Company, and issued the Convertible
Notes. The proceeds from the issuance were used to fund a portion of the purchase price of RDI. The Convertible Notes are convertible into shares of the Company's common stock at a conversion price of $3.92 per share. In December 1997, Stuart A. Shikiar, a Director of the Company, acquired $200,000 of Convertible Notes from Mr. Abeles in a private transaction. In March 1998, the holders of the Convertible Notes agreed to subordinate such notes to the Company's obligations under the Senior Notes.

     Any existing loans to the Company's officers and employees other than in the ordinary course of business have been approved, and any such future loans will be approved, by a majority of disinterested, non-management Directors. It is also the Company's policy that any transaction with an employee, officer, Director or principal shareholder, or affiliate of any of them, involving in excess of $1,000 (other than in the ordinary course of the Company's business) shall be approved by a majority vote of disinterested Directors, and any such transaction will be on terms no less favorable to the Company than those which could reasonably be obtained from an independent third party.

     On August 14, 1998, the Company entered into a Securities Purchase Agreement (the "Purchase Agreement") by and among the Company, Morgan Stanley Real Estate Investors III, L.P., Morgan Stanley Real Estate Fund III, L.P., MSP Real Estate Fund, L.P., and MSREF III Special Fund, L.P., (collectively, the "Funds") pursuant to which the Funds purchased 2.9 million shares of the Company's Common Stock for an aggregate of $25 million. On March 26, 1999, the Funds purchased an additional 1.2 million shares of Common Stock for an aggregate of $10 million.

     Pursuant to the Purchase Agreement, as amended, subject to certain conditions thereto, the Company has the right to require the Funds, during the 18-month period commencing on August 14, 1998 (the "Commitment Period"), to purchase from the Company up to an additional 1.8 million shares of Common Stock (the "Remaining Shares"), after giving effect to the March 26, 1999 purchase, at a purchase price equal to $8.50 per share. If, on or prior to the expiration of the Commitment Period, the Company has not offered to sell to the Funds all of the Remaining Shares and the Company has achieved certain earnings levels for the 12-month period ended January 2, 2000, or if a Change of Control of the Company occurs (as defined in the Purchase Agreement) during the Commitment Period, the Funds will have the right to purchase any or all of the Remaining Shares not previously sold to the Funds at a purchase price equal to $8.50 per share.

     Subject to certain exceptions, the Funds have agreed not to offer, sell, transfer, assign, pledge or hypothecate any shares of Common Stock issued to them, prior to the earlier of (i) August 14, 2000 or (ii) nine months following the date on which the Funds have purchased all the shares of Common Stock to be purchased by them under the Purchase Agreement, but in no event earlier than February 14, 2000. See "Proposal 1 - Election of Nominees for Director" for discussion of the Funds' right to designate up to two Directors (depending on the number of shares of Common Stock held by the Funds) on the management slate of nominees to the Company's Board of Directors.

     For so long as the Funds own at least the Required Interest, certain material actions by the Company or its subsidiaries, including: the consolidation or merger of the Company; the sale of substantially all the assets of the Company; the sale of assets of the Company (or certain Company subsidiaries) or the purchase of the business, assets or securities of another person where the aggregate consideration exceeds $50,000,000; the issuance of certain securities of the Company senior or, in certain circumstances, on par with the Common Stock; the issuance of stock of the Company's subsidiaries (other than pursuant to certain employee option plans); the occurrence of indebtedness having a material effect on the total market capitalization ratio of the Company; the declaration or payment of dividends (other than stock dividends) on the Common Stock; any amendment to the charter or bylaws of the Company that would conflict with the Purchase Agreement; entry into a material line of business materially different from the timeshare/residential land business and the entry into transactions with certain affiliates (other than Company subsidiaries) will require the affirmative vote of one of the Funds' Designees or if the Funds so not have a representative on the Board of Directors as a result of the failure of the Company to nominate the Funds' Designees or failure of the shareholders of the Company to elect the Funds' Designees, then such action shall require the approval of the Funds and Permitted Transferees holding a majority of the shares on Common Stock issued pursuant to the Purchase Agreement. Moreover, for so long as the Funds own at least the Required Interest, Morgan Stanley Dean Witter & Co. or an affiliate thereof shall have the exclusive right to act as advisor or underwriter to the Company in connection with certain material transactions for which the Company elects to use the services of an investment or financial advisor.

     Each of the  Funds  (and  their  Permitted  Transferees)  have the right to purchase their proportionate share of any issuance (subject to certain exceptions) by the Company for cash of (i) any of its capital stock, (ii) any rights, options or warrants to purchase any such capital stock or any securities that are or may become convertible or exercisable into Common Stock and (iii) any securities that are or may become convertible or exercisable into Common Stock.

     Pursuant to the Voting and Cooperation Agreement (the "Voting Agreement"), dated as of August 14, 1998, among the Funds and certain directors, officers and certain related parties of the Company in their capacities as shareholders of the Company (collectively, the "Stockholders"), each Stockholder has agreed (i) to vote or cause to be voted all share of Common Stock which such Stockholder has the power to vote or in respect of which such Stockholder has the power to direct the vote in favor of the Funds' Designees, (ii) not to take any direct or indirect action to remove either of the Funds' Designees, from the Company's Board of Directors without cause and (iii) to vote all of the shares of Common Stock which such Stockholder has the power to vote or in respect of which such Stockholder has the power to direct the vote in a manner such that the Company's Restated Articles of Organization and Amended and Restated Bylaws do not, at any time, conflict with the provisions of the Voting Agreement or the Purchase Agreement.

     The shares of Common Stock issued and issuable to the Funds under the Purchase Agreement have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. Pursuant to the Registration Rights Agreement, dated as of August 14, 1998, among the Funds and the Company, after a specified period the Company is required to effect a shelf registration of shares of Common Stock held by the Funds, any of their Permitted Transferees and certain of their assignees (collectively the "Registration Persons"). In addition, subject to certain conditions and limitations, the Registration Persons have the right (i) to require the Company to register shares of Common Stock held by such registration Person and (ii) when the Company proposes to register Common Stock to include shares of Common Stock held by such Registration Person in such registration of Common Stock.

Proposal 2 - Ratification of the Appointment of Ernst & Young LLP as Independent Auditors of the Company

     The Board of Directors has appointed the firm of Ernst & Young LLP ("E&Y") as auditors for fiscal 2000, subject to final approval by the Audit Committee of the scope of, and E&Y's fees for, performing the audit for such fiscal year. E&Y and its predecessor, Arthur Young & Co., have served as the Company's auditors since 1984. The Company has been informed that E&Y has no direct or indirect financial interest in the Company and has no other connection with the Company other than as independent auditors. Representatives of E&Y are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Exchange Act requires the Company's officers and directors and persons who own more than ten percent of its Common Stock to file reports with the Securities and Exchange Commission disclosing their ownership of stock in the Company and changes in such ownership. Copies of such reports are also required to be furnished to the Company. Based solely on a review of the copies of such reports received by it, the Company believes that, during fiscal 1999, all such filing requirements were complied with, except for one report on Form 4 filed late by Mr. Donovan.

Amended and Restated By-Laws

     The Board of Directors approved an amendment and restatement of the Company's By-laws on August 13, 1998. The amended and restated By-Laws differ from the previous by-laws in that they classify the Board of Directors pursuant to Chapter 156B, Section 50A of the Massachusetts General Laws and limit the ability to remove directors and fill vacancies. In addition, the amended and restated By-Laws provide (i) for an increase in the ownership interest required to call a special meeting of stockholders from 10% to 25% and that shares of stock to which a nominee has no voting authority as to a particular question or questions brought before a meeting of stockholders will not be deemed to be cast with respect to such question or questions, but will counted for purposes of determining if a quorum is present.

Other Matters

     As of the date of this Proxy Statement, the Board of Directors knows of no business to come before the meeting except as set forth above. If any other matters should properly come before the meeting, it is expected that the enclosed proxy will be voted on such matters in accordance with the best judgment of the proxies. Discretionary authority with respect to any such matters is conferred by the proxy.

By the order of the Board of Directors,

/s/ Patrick E. Rondeau

Patrick E. Rondeau, Clerk
June 28, 1999

     A COPY OF THE COMPANY'S ANNUAL REPORT AND/OR FORM 10-K FOR THE YEAR ENDED MARCH 28, 1999, INCLUDING THE FINANCIAL STATEMENTS AND THE SCHEDULES THERETO, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION WILL BE PROVIDED WITHOUT CHARGE UPON WRITTEN REQUEST TO INVESTOR RELATIONS, BLUEGREEN CORPORATION, 4960 BLUE LAKE DRIVE, BOCA RATON, FLORIDA 33431.

                             BLUEGREEN CORPORATION
                              4960 BLUE LAKE DRIVE
                           BOCA RATON, FLORIDA 33431

The undersigned shareholder of BLUEGREEN CORPORATION, a Massachusetts corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement, each dated June 28, 1999, and hereby appoints Patrick E. Rondeau and John F. Chiste, and both of them, proxies and attorneys-in-fact with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 1999 Annual Meeting of Shareholders of BLUEGREEN CORPORATION to be held on Wednesday, July 28, 1999 at 10:00 a.m., local time at the Hotel Inter-Continental New York at 111 East 48th Street (between Park Avenue and Lexington Avenue), New York, New York, and at any adjournment(s) thereof and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth below. Such attorneys or substitutes shall have and may exercise all of the powers of said attorneys-in-fact thereunder.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder, or IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2 AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY COME BEFORE THE ANNUAL MEETING AND ANY ADJOURNMENT(S) THEREOF.

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

                                                          Please mark
                                                         your votes as    |X|
                                                         indicated in
                                                         this example



1. ELECT DIRECTORS
                                WITHHOLD
    FOR all nominees           AUTHORITY
   listed (except as
     marked to the          to vote for all
       contrary)            nominees listed
         |_|                      |_|


          (INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through the nominee's name in the list below)

          Joseph C. Abeles, Ralph A. Foote, Joseph M. Zuber


2. RATIFY ERNST & YOUNG LLP AS INDEPENDENT AUDITORS
   OF THE COMPANY

         FOR    AGAINST    ABSTAIN
         |_|      |_|        |_|

                    In their discretion, the Proxies are authorized to vote upon such other business as may properly come before this meeting and any adjournment(s) thereof.

                    Please sign exactly as your name appears on this proxy. When shares are held by joint tenants or as community property, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign the full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

                    DATED: _______________________________________________, 1999


                    ------------------------------------------------------------
                    Signature


                    ------------------------------------------------------------
                    Signature

                    PLEASE  VOTE,  SIGN,  DATE AND  RETURN  USING  THE  ENCLOSED
                    ENVELOPE


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